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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 8)*

                              Microlog Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   59507-10-4
             -------------------------------------------------------
                                 (CUSIP Number)

                                February 3, 1998
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]      Rule 13d-1(b)

[ ]      Rule 13d-1(c)

[X]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

----------------------                                   ----------------------
CUSIP No.  59507-10-4                                    Page   2   of  6 Pages
          ------------                                         ---     ---
----------------------                                   ----------------------

---- ---------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

     Joe J. Lynn

---- ---------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ]
                                                                         (b) [ ]

---- ---------------------------------------------------------------------------
3    SEC USE ONLY

---- ---------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

---- ---------------------------------------------------------------------------
                    ---- -------------------------------------------------------
                    5    SOLE VOTING POWER
                         295,850 shares
  NUMBER OF         ---- -------------------------------------------------------
   SHARES           6    SHARED VOTING POWER
BENEFICIALLY             15,000
  OWNED BY          ---- -------------------------------------------------------
    EACH            7    SOLE DISPOSITIVE POWER
  REPORTING              295,850 shares
   PERSON           ---- -------------------------------------------------------
    WITH:           8    SHARED DISPOSITIVE POWER
                         15,000
                    ---- -------------------------------------------------------
---- ---------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     310,850 shares.

---- ---------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

     [ ]
---- ---------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     7.3%
---- ---------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See Instructions)

     IN
---- ---------------------------------------------------------------------------

                                  SCHEDULE 13G

----------------------                                   ----------------------
CUSIP No.  59507-10-4                                    Page   3   of  6 Pages
          ------------                                         ---     ---
----------------------                                   ----------------------


Item 1(a): Name of Issuer:

           Microlog Corporation

      (b)  Address of Issuer's Principal Executive Offices:

           20270 Goldenrod Lane
           Germantown, MD 20876

Item 2(a): Name of Persons Filing:

           Joe J. Lynn

      (b)  Address of Principal Business Office or, if none, Residence:

           20270 Goldenrod Lane
           Germantown, MD 20876

      (c)  Citizenship:

           U.S.A.

      (d)  Title of Class of Securities:

           Common Stock

      (e)  CUSIP Number:

           59507-10-4

Item 3: Capacity in Which Person is Filing if Statement is Filed Pursuant to Rule 13d-1(b) or 13d-2(b) or (c):

           (a)[ ]     Broker or Dealer registered under Section 15 of the Act,

           (b)[ ]     Bank as defined in Section 3(a)(6) of the Act,

           (c)[ ]     Insurance  Company as defined in Section  3(a)(19)  of the
                      Act,

           (d)[ ] Investment Company registered under Section 8 of the Investment Company Act,

                                  SCHEDULE 13G

----------------------                                   ----------------------
CUSIP No.  59507-10-4                                    Page   4   of  6 Pages
          ------------                                         ---     ---
----------------------                                   ----------------------


           (e)[ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

           (f)[ ] An employee benefit plan or endowment fund; in accordance with 240.13d- 1(b)(1)(ii)(F),

           (g)[ ]     Parent  Holding  Company,   in  accordance  with  240.13d-
                      1(b)(1)(ii)(G); see Item 7,

           (h)[ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

           (i)[ ]     A church plan that is excluded  from the  definition of an
                      Investment   Company   under   Section   3(c)(14)  of  the
                      Investment Company Act of 1940 (15 U.S.C. 80a-3);

           (j)[ ]     Group, in accordance with 240.13d-1(b)(1)(ii)(H).

If this statement is filed pursuant to Rule 13d-1(c), check this box.  [ ]

Item 4:    Ownership:

           (a)        Amount Beneficially Owned:

                      310,850

           (b)        Percent of class:

                      7.3%

           (c)        Number of shares to which such person has:

                      (i)        Sole power to vote or to direct the vote:

                                 295,850

                      (ii)       Shared power to vote or to direct the vote:

                                 15,000

                                  SCHEDULE 13G

----------------------                                   ----------------------
CUSIP No.  59507-10-4                                    Page   5   of  6 Pages
          ------------                                         ---     ---
----------------------                                   ----------------------


                      (iii)      Sole   power  to   dispose  or  to  direct  the
                                 disposition of:

                                 295,850

                      (iv) Shared power to dispose or to direct the disposition of:

                                 15,000

Item 5:    Ownership of Five Percent or Less of Class

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6:    Ownership of More than Five Percent on Behalf of Another Person

           Not applicable.

Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

           Not applicable.

Item 8:    Identification and Classification of Members of the Group

           Not applicable.

Item 9:    Notice of Dissolution of Group

           Not applicable.

                                  SCHEDULE 13G

----------------------                                   ----------------------
CUSIP No.  59507-10-4                                    Page   6   of  6 Pages
          ------------                                         ---     ---
----------------------                                   ----------------------


Item 10:   Certification

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                          Date: February 9, 1999


                                                          By: /s/ Joe J. Lynn
                                                             -------------------
                                                          Name: Joe J. Lynn